Exhibit 99.1

Oncothyreon Reports Second Quarter 2015

Financial Results

Company to Hold Conference Call at 4:30 p.m. EDT Today

SEATTLE, WASHINGTON, August 6, 2015/PRNewswire/ - Oncothyreon Inc. (NASDAQ: ONTY) today reported financial results for the second quarter ended June 30, 2015.

Net loss for the three months ended June 30, 2015 was $10.9 million, or $0.11 per basic and diluted share, compared with a net loss of $6.0 million, or $0.09 per basic and diluted share, for the comparable period in 2014. The $4.9 million increase in net loss was primarily attributable to the difference in the change in the fair value of warrant liability of $4.3 million. The increase in net loss was also due to increases in research and development expenses of $0.3 million and increases in general and administrative expenses of $0.2 million.

Net loss for the six months ended June 30, 2015 was $18.8 million, or $0.19 per basic and diluted share, compared with a net loss of $15.6 million, or $0.22 per basic and diluted share, for the comparable period in 2014. The $3.2 million increase in net loss was attributable to the difference in the change in the fair value of warrant liability of $1.7 million, increases in research and development expenses of $1.3 million and increases in general and administrative expenses of $0.2 million.

As of June 30, 2015, Oncothyreon’s cash, cash equivalents and investments were $70.0 million, compared to $63.7 million at December 31, 2014, an increase of $6.3 million, or 9.9 percent. The increase was primarily attributable to net proceeds of $22.4 million from the closing of concurrent but separate underwritten offerings of common stock and Series B convertible preferred stock in February 2015, partially offset by $15.6 million of cash used in operations during the six months ended June 30, 2015.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.

Oncothyreon currently expects operating expenses in 2015 to be lower than in 2014, which included the upfront payment to Array BioPharma Inc. for the exclusive license to ONT-380. Oncothyreon currently expects cash used in operations in 2015 to be approximately $32.0 - $34.0 million.

Conference Call and Webcast

Oncothyreon will conduct a conference call today, August 6, 2015, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its second quarter 2015 financial results and provide a review of its pipeline of products in development. To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on Oncothyreon’s website.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to discover, develop and commercialize compounds that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding future expenses and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing its product candidates, the adequacy of financing and cash, cash equivalents and investments, changes in general accounting policies, general economic factors, achievement of the results it anticipates from its preclinical development and clinical trials of its product candidates and its ability to adequately obtain and protect its intellectual property rights. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Except as required by law, Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121

Tel: (206) 801-2100 Fax: (206) 801-2101

http://www.oncothyreon.com

ONCOTHYREON INC.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Operating Expenses
Research and development	$5,701	$5,400	$11,459	$10,213
General and administrative	2,636	2,397	4,957	4,744

Total operating expenses	8,337	7,797	16,416	14,957

Loss from operations	(8,337)	(7,797)	(16,416)	(14,957)

Other income (expense)
Investment and other income (expense), net	19	20	35	41
Change in fair value of warrant liability	(2,578)	1,745	(2,450)	(732)

Total other income (expense), net	(2,559)	1,765	(2,415)	(691)

Net loss	$(10,896)	$(6,032)	$(18,831)	$(15,648)

Net loss per share – basic and diluted	$(0.11)	$(0.09)	$(0.19)	$(0.22)
Shares used to compute basic and diluted net loss per share	98,364,146	70,762,031	98,337,816	70,725,341

ONCOTHYREON INC.

Consolidated Balance Sheet Data

(In thousands except share amounts)

(Unaudited)

	As of
	June 30, 2015	December 31, 2014
Cash, cash equivalents and investments	$69,953	$63,714
Total assets	$109,575	$103,411
Long term liabilities	$7,564	$7,430
Stockholders’ equity	$96,108	$91,266
Common shares outstanding	94,909,728	91,601,352